Exhibit 10.12

NEWCARDIO, INC.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of November 1, 2007 by and between NewCardio, Inc., a Delaware corporation (the "Company"), and Branislav Vajdic (the "Executive").

BACKGROUND

A. The Company desires to retain the services of the Executive as the Chief Executive Officer of the Company from the date of this Agreement (the "Effective Date"). The Company also desires to provide employment security to the Executive, thereby inducing the Executive to continue employment with the Company and enhancing the Executive's ability to perform effectively.

B. The Executive is willing to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1. Title, Duties and Responsibilities.

1.1 Title. The Executive will be employed by the Company as its Chief Executive Officer, at the pleasure of the Board of Directors of the Company (the "Board"). For so long as Executive remains the Chief Executive Officer of the Company, the Company shall use commercially reasonable efforts to nominate Executive for membership on the Board at each annual meeting of the stockholders of the Company, or at any meeting of the stockholders of the Company at which members of the Board are to be elected, or whenever members of the Board are to be elected by written consent, subject in each case to the approval of the Company's stockholders and/or the Board, as applicable.

1.2 Duties. The Executive will devote all of the Executive's business time, energy, and skill to the affairs of the Company; provided, however, that reasonable time for the activities set forth on Exhibit A, personal business, charitable or professional activities or such other activities which shall be approved in advance by the Board will he permitted, in any case so long as such activities do not materially interfere with the Executive's performance of services under this Agreement.

1.3 Performance of Duties. The Executive will discharge the duties described herein and duties as set forth by the Board from time to time, in a diligent and professional manner. The Executive will report to the Board, and will further comply with the Company's business policies, rules and regulations, as adopted from time to time by the Board.

2. Terms of Employment.

2.l  For purposes of this Agreement, the following terms will have the following meanings:

(a) "Accrued Compensation" means any accrued Total Cash Compensation, any benefits under any plan of the Company in which the Executive is a participant to the full extent of the Executive's rights under such plans, any accrued vacation pay, and any appropriate business expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder, all to the extent unpaid on the date of termination.

(b) "Base Salary" will have the meaning set forth in Section 3.1 hereof.

(c) "Change of Control' means the occurrence of any one of the following: (i) any "person", as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, a subsidiary, an affiliate, or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or (ii) a sale of all or substantially all of the assets of the Company; or (iii) any merger, reorganization or other transaction of the Company whether or not another entity is the survivor, pursuant in which holders of all the shares of capital stock of the Company outstanding prior to the transaction hold, as a group, less than 50% of the shares of capital stock of the Company outstanding after the transaction; provided, however, that neither (A) a merger effected exclusively for the purpose of changing the domicile of the Corporation in which the holders of all the shares of capital stock of the Company immediately prior to the merger hold the voting power of the surviving entity following the merger in the same relative amounts with substantially the same rights, preferences and privileges, nor (B) a transaction the primary purpose of which is to raise capital for the Company, nor (C) a reverse merger involving a publicly traded entity and the Company during such time the Company is a privately-held entity (the "Reverse Merger"), will constitute a Change of Control.

(d) "Death Termination" means termination of the Executive's employment due to the death of the Executive.

(e)"Disability Termination" means termination of the Executive's employment by the Company due to the Executive's incapacitation due to disability. The Executive will be deemed to be incapacitated due to disability if at the end of any month the Executive is unable to perform substantially all of the Executive's duties under this Agreement in the normal and regular manner due to illness, injury or mental or physical incapacity, and has been unable so to perform for either (i) three consecutive full calendar months then ending, or (ii) 90 or more of the normal working days during the 12 consecutive full calendar months then ending. Nothing in this paragraph will alter the Company's obligations under applicable law, which may, in certain circumstances, result in the suspension or alteration of the foregoing time periods.

(f)"PIPE Financing" means the Company's first sale and issuance of restricted securities to a third party investor following the closing of the Reverse Merger during the term hereof.

(g) "Termination For Cause" means termination of the Executive's employment by the Company due to (i) the Executive's dishonesty or fraud, gross negligence in the performance of the Executive's duties and responsibilities; (ii) the Executive's conviction of a felony involving moral turpitude; (iii) the Executive's incurable material breach of the terms of this Agreement or the Confidentiality Agreement (as defined below); or (iv) the willful and continued refusal by Executive to substantially perform Executive's duties or responsibilities for the Company described herein and as set forth by the Board from time to time.

(h) "Termination Other Than For Cause" means termination of the Executive's employment by the Company due to any reason other than as specified in Sections 2.1(d), (e), or (g) hereof.

(i) "Total Cash Compensation" means the Executive's Base Salary plus any cash bonuses, commissions or similar payment accrued during the preceding calendar year, and if there is no complete preceding calendar year, then the preceding 12 month period, and if there is no complete preceding 12 month period, then the preceding employment period annualized to a twelve (12) month period.

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(j) "Voluntary Termination" means termination of the Executive's employment by the voluntary action of the Executive, other than by reason of a Disability Termination or a Death Termination or as described in 2.1(k).

(k)"Voluntary Resignation for Good Reason" means Executives voluntary resignation of Executive's employment with the Company within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive's consent: (i) the assignment to Executive of any authority, duties, or responsibilities, or the reduction of Executive's authority, duties, or responsibilities, either of which results in a material diminution of Executive's authority, duties, or responsibilities with the Company in effect immediately prior to such assignment, or the removal of Executive from Executive's authority, duties, or responsibilities with the Company in effect immediately prior to such removal; provided, however, that the Company's hiring of a new Chief Executive Officer following the date hereof (and removal of Executive from such office) and reassignment of Executive to a Vice President level or superior position or executive office of the Company (with a corresponding reduction in authority, duties, or responsibilities based on such title change) will not constitute "Good Reason" hereunder; (ii) a material reduction of Executive's Base Salary (in other words, a reduction of more than ten percent of Executive's Base Salary in any one year); (iii) a material change in the geographic location at which Executive must perform services (in other words, the relocation of Executive to a facility that is more than fifty (50) miles from Executive's current location); and (iv) the failure of the Company to obtain assumption of this Agreement by any successor. Executive will not resipt for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for "Good Reason" within ninety (90) days of the initial existence of the grounds for "Good Reason" and a reasonable cure period of not less than thirty (30) days following the date of such notice.

 2.2 Employee at Will. The Executive is an "at will" employee of the Company, and the Executive's employment may be terminated by the Company at any time by giving the Executive written notice thereof, subject to the terms and conditions of this Agreement and the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement attached as Exhibit B hereto (the "Confidentiality Agreement"), the terms of which are herein incorporated by reference.

 2.3 Termination For Cause. Upon a Termination For Cause, the Company will pay the Executive Accrued Compensation, if any.

2.4 Termination Other Than For Cause. The Company shall give Executive not less than three (3) months advance notice of a Termination Other Than For Cause. Upon a Termination Other Than For Cause, and provided Executive executes and delivers to the Company a release and waiver of claims in the form attached hereto as Exhibit C and such release and waiver of claims is not revoked and has become effective pursuant to its terms, the Company will pay the Executive (a) Accrued Compensation, if any, and (b) a monthly cash severance payment equal to (x) the Total Cash Compensation, divided by twelve (12), times (y) thirty three (33) months, minus the number of whole months elapsing during the period beginning with the date of this Agreement and ending on the effective termination date of Executive's employment, with any fractional month prorated based on the number of days so elapsed divided by the total number of days in such calendar month (the result of (y), the "Other Than For Cause Severance Period"). For certainty, in no event shall the Other Than For Cause Severance Period exceed thirty three (33) months.

 2.5 Voluntary Resignation For Good Reason. Upon a Voluntary Resignation For Good Reason, and provided Executive executes and delivers to the Company a release and waiver of claims in the form attached hereto as Exhibit C and such release and waiver of claims is not revoked and has become effective pursuant to its terms, the Company will pay the Executive (a) Accrued Compensation, if any, and (b) a monthly cash severance payment equal to (x) the Total Cash Compensation, divided by twelve (12), times (y) thirty six (36) months, minus the number of whole months elapsing during the period beginning with the date of this Agreement and ending on the effective termination date of Executive's employment, with any fractional month prorated based on the number of days so elapsed divided by the total number of days in such calendar month (the result of (y), the "Good Reason Severance Period"). For certainty, in no event shall the Good Reason Severance Period exceed thirty six (36) months.

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 2.6 Disability Termination. The Company will have the right to effect a Disability Termination by giving written notice thereof to the Executive. Upon a Disability Termination, the Company will pay the Executive all Accrued Compensation, if any.

2.7 Death Termination. Upon a Death Termination, the Executive's employment will he deemed to have terminated as of the last day of the month during which her death occurs, and the Company will promptly pay to the Executive's estate Accrued Compensation, if any.

2.8 Voluntary Termination. In the event the Executive wishes to consummate a Voluntary Termination, the Executive shall give the Company at least thirty (30) days advance written notice. During such period, the Executive will continue to receive regularly scheduled Base Salary payments and benefits. Following the effective date of a Voluntary Termination, the Company will pay the Executive Accrued Compensation, if any.

2.9 Timing of Termination Payments. Unless expressly provided otherwise, the foregoing termination payments will be made at the usual and agreed times provided for in Section 3.1 of this Agreement.

3. Compensation and Benefits.

3.1 Base Salary. As payment for the services to be rendered by the Executive as provided in Section 1 and subject to the provisions of Section 2 of this Agreement, the Company will pay the Executive a "Base Salary" at the rate of $290,000 per year, payable on the Company's normal payroll schedule. The Executive's "Base Salary" may be increased in accordance with the provisions hereof or as otherwise determined from time to time, but reviewed at least annually, by the Compensation Committee of the Board.

3.2 Additional Benefits.

(a) Benefit Plans. The Executive will be eligible to participate in such of the Company's benefit plans as are now generally available or later made generally available to senior officers of the Company, including, without limitation, medical, dental, life, and disability insurance plans.

(b) Expense Reimbursement. The Company ogees to reimburse the Executive for all reasonable, ordinary and necessary travel and entertainment expenses incurred by the Executive in conjunction with the Executive's services to the Company consistent with the Company's standard reimbursement policies. The Company will pay travel costs incurred by the Executive in conjunction with the Executive's services to the Company consistent with the Company's standard travel policies.

(c) Vacation. The Executive will be entitled, without loss of compensation, to twenty (20) days of vacation per year. Unused vacation in any given year may be accrued by the Executive pursuant to the Company's standard vacation policies.

3.3 Bonus.

(a) Mandatory. As soon as practicable following the closing of the PIPE Financing, the Company shall pay Executive a one time, lump sum cash bonus in the amount of (x) $24,166.67, times the number of whole months elapsing during the period beginning April 1, 2007 and ending on the closing date of the PIPE Financing, with any fractional month prorated based on the number of days so elapsed divided by the total number of days in such calendar month, minus (y) the total amount of cash compensation paid to Executive by the Company during the period beginning April 1, 2007 and ending on the closing date of the PIPE Financing, which bonus shall be subject to normal withholdings.

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 (b) Other. The Executive will be entitled to participate in any management bonus plan adopted by the Company on terms comparable to other senior officers of the Company, which may include the following:

(i) 2007 Program. In the event the PIPE Financing is closed during calendar year 2007, then Executive may be entitled to a one time, lump sum cash bonus payment, payable upon the first payroll date following December 31, 2007 in accordance with the Company's normal payroll procedures, in an amount equal to 0% to 37.5% of Executive's Base Salary as of December 31, 2007, with such final percentage determined by the Board based upon Executive's and/or the Company's achievement by December 31, 2007 of the following milestones:

Milestone	Percentage of then Base Salary
(1) Closinof a PIPE Financing
(A) Closing of a PIPE Financing at a pre-money Company valuation of $20M but less than $25M; or	5%; or
(B) Closing of a PIPE Financing at a pre-money Company valuation of greater than $25M	10%
(2) Completion of new QTinno studies involving at least 5,000 ECGs	4%
(3) Identification, interviewing of, and proposal of at least two (2) qualified candidates for the position of Chief Financial Officer of the Company either full or part time	8%
(4) Identification, interviewing of, and proposal of at least two (2) qualified candidates for membership on the Board	8%
(5) Submission of a detailed financial and investor relations plan for calendar year 2008	7.5%
TOTAL	37.5%

(ii) 2008 Program. Provided the PIPE Financing has closed prior to or during calendar year 2007, then Executive may be entitled to a one time, lump sum cash bonus payment, payable upon the first payroll date following December 31, 2008 in accordance with the Company's normal payroll procedures, in an amount equal to 0% to 50.0% of Executive's Base Salary as of December 31, 2008, with such final percentage determined by the Board based upon Executive's achievement by December 31, 2008 of certain milestones to be determined by the Board and Executive as soon as practicable following the later to occur of the date of closing of the PIPE Financing and January 1. 2008.

3.4 Option to Purchase common Stock. Promptly following the Effective Date, the senior management of the Company will recommend that the Board grant the Executive an option (the "Option") to purchase 1,000,000 shares of the Company's Common Stock pursuant to the Company's 2004 Equity Incentive Plan (the "Plan") at an exercise price per share equal to the fair market value of a share of the Company's Common Stock as of the date of such grant, as determined by the Board, and subject to the following vesting schedule: 1/36 of the shares subject to the Option shall vest on each monthly anniversary of the date of this Agreement, subject to Executive's Continuous Service (as defined in the Plan) through each such date. Notwithstanding the above, the Option will vest immediately with respect to 100% of any then unvested or unreleased shares upon a Termination Other Than For Cause.

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3.5 Future Options. Any other equity award made to Executive following the Effective Date in addition to the Option which is subject to vesting or forfeiture (each such equity award, a "Future Option") shall also vest immediately with respect to 100% of any then unvcsted or unreleased shares upon a Termination Other Than For Cause.

4. Miscellaneous.

4.1 Waiver. The waiver of the breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

4.2 Notices. All notices and other communications under this Agreement will be in writing and will be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three business days after mailing if mailed, to the addresses of the Company and the Executive contained in the records of the Company at the time of such notice. Any party may change such party's address for notices by notice duly given pursuant to this Section 4.2.

4.3 Headings. The section headings used in this Agreement are intended for convenience of reference and will not by themselves determine the construction or interpretation of any provision of this Agreement.

4.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding those laws that direct the application of the laws of another jurisdiction.

4.5 Survival of Obligations. This Agreement will be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement will not be assignable either by the Company (except to an affiliate or successor of the Company) or by the Executive without the prior written consent of the other party.

4.6 Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format).

4.7 Withholding. All sums payable to the Executive hereunder will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

4.8  Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion will be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder will be enforced to the maximum extent possible.

4.9 Entire Agreement; Modifications. Except as otherwise provided herein or in the exhibits hereto, this Agreement and all exhibits hereto represents the entire understanding among the parties with respect to the subject matter of this Agreement, and supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to the Executive from the Company. All modifications to the Agreement must be in writing and signed by each of the parties hereto. The Company and Executive acknowledge that upon the execution of this Agreement, the Consulting Agreement dated March 1, 2007, as amended, between the parties is hereby terminated, save for any surviving obligations of the parties set forth therein, and Executive hereby waives any notice requirements in connection therewith; provided, however, that to the extent any provision of this Agreement or the Confidentiality Agreement conflicts with a surviving obligation of the Consulting Agreement, the provision set forth in this Agreement and/or the Confidentiality Agreement shall control.

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4.10 Section 409A.

(a)  Notwithstanding anything to the contrary in this Agreement, if Executive is a "specified employee" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the final regulations and any guidance promulgated thereunder ("Section 409A") at the time of Executive's termination, and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the "Deferred Compensation Separation Benefits") will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following Executive's termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Executive's termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Executive's termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive's termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

(b) The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will he interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(c) For purposes of this Agreement, "Section 409A Limit" means the lesser of two (2) times: (i) Executive's annualized compensation based upon the annual rate of pay paid to Executive during the Company's taxable year preceding the Company's taxable year of Executive's termination of employment as determined under Treasury Regulation 1..409A1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive's employment is terminated.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

NewCardio, Inc.

By: /s/ R. N. Blair
Name: R. N. Blair
Title: Chairman of Board

/s/ Branislav Vajdic
Branislav Vajdic

Address: PO Box 3423
Saratoga, CA 55070

Telephone: 408-621-9465
Facsimile: 408-907-8923
Email: bvajdic@yahoo.com

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EXHIBIT A

OTHER ACTIVITIES

N/A

EXHIBIT B

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION
ASSIGNMENT AND ARBITRATION AGREEMENT

NEWCARDIO, INC.
AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,
INVENTION ASSIGNMENT,
AND ARBITRATION AGREEMENT

As a condition of my employment with NewCardio, Inc., its subsidiaries, affiliates, successors or assigns (together the "Company"), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1. At-Will Employment.

I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES "AT-WILL" EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY THE PRESIDENT OF THE COMPANY. T ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER Of' THE COMPANY OR MYSELF, WITII OR WITHOUT NOTICE.

2. Confidential Information.

A. Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company, except under a nondisclosure agreement duly authorized and executed by the Company. I understand that "Confidential Information" means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company's products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

B. Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that 1 will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C. Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person. firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

3. Inventions.

A. Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as "Prior Inventions"), which belong to me, which relate to the Company's proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions, If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

B. Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as "Inventions"), except as provided in Section 3.F below. I further acknowledge that all original works of authorship which are made by rue (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are "works made for hire," as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company's sole discretion and for the Company's sole benefit and that no royalty will be due to me as a result of the Company's efforts to commercialize or market any such invention.

C. Inventions Assigned to the United States. I agree to assign to the United States government all my right. title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

D. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will he in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

E. Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

F. Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit 13). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.

4. Conflicting Employment.

I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation or consulting directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

5. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 3.D. In the event of the termination of my employment, I agree to sign and deliver the "Termination Certification" attached hereto as Exhibit C.

6. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7. Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

8. Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

9. Representations. I agree to execute any proper oath or verify any proper document required to carry cut the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

10. Arbitration and Equitable Relief

A. Arbitration. IN CONSIDERATION OF MY EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES AND MY RECEIPT OF THE COMPENSATION, PAY RAISES AND OTHER BENEFITS PAID TO ME BY THE COMPANY, AT PRESENT AND IN THE FUTURE, I AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM MY EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF MY EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION RULES SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 THROUGH 1294.2, INCLUDING SECTION 1283.05 (THE "RULES") AND PURSUANT TO CALIFORNIA LAW. DISPUTES WHICH I AGREE TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THIS CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE FAMILY AND MEDICAL LEAVE ACT. THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS. I FURTHER UNDERSTAND THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH ME.

B. Procedure. I AGREE THAT ANY ARBITRATION WILL BE ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION ("AAA") AND THAT THE NEUTRAL ARBITRATOR WILL BE SELECTED IN A MANNER CONSISTENT WITH ITS NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES. I AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION AND MOTIONS TO DISMISS AND DEMURRERS, PRIOR TO ANY ARBITRATION HEARING. I ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES, INCLUDING ATTORNEYS' FEES AND COSTS, AVAILABLE UNDER APPLICABLE LAW. I UNDERSTAND THAT THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR AAA EXCEPT THAT I SHALL PAY THE FIRST $125.00 OF ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION I INITIATE. I AGREE THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN A MANNER CONSISTENT WITH THE RULES AND THAT TO THE EXTENT THAT THE AAA'S NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES CONFLICT WITH THE RULES, THE RULES SHALL TAKE PRECEDENCE. I AGREE THAT THE DECISION OF THE ARBITRATOR SHALL BE IN WRITING.

C. Remedy. EXCEPT AS PROVIDED BY THE RULES AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE AND FINAL REMEDY FOR ANY DISPUTE BETWEEN ME AND TILE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE RULES AND THIS AGREEMENT, NEITHER I NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION. NOTWITHSTANDING, THE ARBITRATOR WILL NOT HAVE THE AUTHORITY TO DISREGARD OR REFUSE TO ENFORCE ANY LAWFUL COMPANY POLICY, AND THE ARBITRATOR SHALL NOT ORDER OR REQUIRE THE COMPANY TO ADOPT A POLICY NOT OTHERWISE REQUIRED BY LAW WHICH THE COMPANY HAS NOT ADOPTED.

D. Availability of Injunctive Relief.  BOTH PARTIES AGREE THAT ANY PARTY MAY PETITION A COURT FOR INJUNCTIVE RELIEF AS PERMITTED BY THE RULES INCLUDING, BUT NOT LIMITED TO, WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF THE AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT BETWEEN ME AND THE COMPANY OR ANY OTHER AGREEMENT REGARDING TRADE SECRETS, CONFIDENTIAL INFORMATION, NONSOLICITATION OR LABOR CODE §2570. BOTH PARTIES UNDERSTAND THAT ANY BREACH OR THREATENED BREACH OF SUCH AN AGREEMENT WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL NOT PROVIDE AN ADEQUATE REMEDY THEREFOR AND BOTH PARTIES HEREBY CONSENT TO THE ISSUANCE OF AN INJUNCTION. IN THE EVENT EITHER PARTY SEEKS INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS' FEES.

E. Administrative Relief.  I UNDERSTAND THAT THIS AGREEMENT DOES NOT PROHIBIT ME FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE OR FEDERAL ADMINISTRATIVE BODY SUCH AS THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR THE WORKERS' COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE ME FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM.

F. Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

11. General Provisions.

A. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

B. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President of the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

C. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

D. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(signature page follows)

Date: Nov 1, 2007	/s/ Branislav Vajdic
signature

Branislav Vajdic
Name of Employee (typed or printed)

Witness:

/s/ Corinna Aguilar
Signature

Corinna Aguilar
Name (typed or printed)

Exhibit A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

All inventions that I have made prior to employment and contract work for NewCardio are outside of biomedical/signal processing field. They are property of Intel Corporation my former employer.

__ No inventions or improvements

__ Additional Sheets Attached

Signature of Employee: /s/ Branislav Vajdic

Print Name of Employee: Branislav Vajdic

Date: Nov. 1, 2007

Exhibit B

CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

"(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

Exhibit C

NEWCARDIO, INC.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to NewCardio, Inc., its subsidiaries, affiliates, successors or assigns (together, the "Company").

I further certify that I have complied with all the terms of the Company's At Will Employment, Confidential Information. Invention Assignment and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know- how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not solicit, induce, recruit or encourage any of the Company's employees to leave their employment.

Date: Nov 1, 2007

/s/ Branislav Vajdic
(Employee's Signature

Branislav Vajdic
(Type/Print Employee's Name)

Exhibit D

NEWCARDIO, INC.

CONFLICT OF INTEREST GUIDELINES

It is the policy of NewCardio, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement elaborates on this principle and is a binding agreement.)

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7. Borrowing from or lending to employees, customers or suppliers.

8. Acquiring real estate of interest to the Company.

9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11. Making any unlawful agreement with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13. Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

EXHIBIT C

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in the Employment Agreement dated [_], 200[_]. to which this form is attached (the "Employment Agreement"), I, Branislav Vajdic, hereby furnish NewCardio, Inc. (the "Company") with the following release and waiver ("Release and Waiver").

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud. defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (h) I should consult with an attorney prior to executing this Release and Waiver; (c) if I am over the age of forty (40) on the date I am signing this Release and Waiver, 1 have 21 days in which to consider this Release and Waiver (although I may choose voluntarily to execute this

Release and Waiver earlier); (d) if I am over the age of forty (40) on the date I am signing this Release and Waiver, I have seven days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) if I am over the age of forty (40) on the date I am signing this Release and Waiver, this Release and Waiver shall not be effective until the eighth day after ! execute this Release and Waiver and the revocation period has expired; otherwise it shall be effective upon the date of my signature below.

I acknowledge my continuing obligations under the At-Will Employment. Confidential Information, Invention Assignment and Arbitration Agreement a copy of which is attached hereto (the "Confidentiality Agreement"). Pursuant to the Confidentiality Agreement, I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving is in exchange for my agreement to the terms of this Release and Waiver and is contingent upon my continued compliance with my Confidentiality Agreement.

This Release and Waiver, including the Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:   __________________                                                                         By: __________________________
                                                                                                                                            Branislav Vajdic